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Exhibit 4.2

PRIVATE AND CONFIDENTIAL

DATED            March, 2005

PRUDENTIAL SERVICES LIMITED (1)

and

MARK EDWARD TUCKER (2)

and

PRUDENTIAL PLC (3)

CONTRACT OF EMPLOYMENT

PN050800017

PARTIES

(1)
PRUDENTIAL SERVICES LIMITED of Laurence Pountney Hill, London EC4R OHH ("the Company") and

(2)
MARK EDWARD TUCKER of 3 Ainslie Place Edinburgh EH3 6AR ("the Executive")

(3)
PRUDENTIAL PLC of Laurence Pountney Hill, London, EC4R 0HH ("Prudential")

1.     DEFINITIONS

In this Agreement unless the context otherwise requires:-

"Board" means the Board of Directors of Prudential;

"Commencement Date" means such date as the Executive and Prudential may agree but being no later than 30 September, 2005;

"Earnings Cap" means the maximum allowance from time to time under Section 640A of the Income and Corporation Taxes Act 1988;

"Prudential Group" means Prudential and each of its subsidiaries as "subsidiaries" as defined by section 736 of the Companies Act 1985.

2.     APPOINTMENT

(1)
The Company shall employ the Executive and the Executive shall serve the Company as Group Chief Executive and in other such capacity as may be agreed ("the Appointment"). The Executive shall report to the Chairman.

(2)
The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months' prior written notice to expire at any time or the Executive giving to the Company not less than 12 months' prior written notice to expire at any time.

(3)
Notwithstanding clause 2(2) above, this Appointment shall automatically terminate without notice on the Executive attaining the age of 60.

(4)
The Executive warrants that by entering into this Agreement and performing his duties hereunder he will not be in breach of any existing contractual or other legal duties to any third party.

3.     DUTIES OF THE EXECUTIVE

(1)
During the Appointment the Executive shall use his best endeavours to promote the interests of the Company and each company in the Prudential Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)
The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in him by the Board consistent with the nature of the Appointment.

(3)
Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(i)
not to attend any premises of the Company or any other company in the Prudential Group; and/or

(ii)
to resign with immediate effect from any offices he holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/or

(iii)
to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group; and/or

(iv)
to take any accrued holiday during any period of suspension under this clause 3(3).

  The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3). For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which he is not required to attend work.

  During such suspension the Executive shall be entitled to the remuneration and benefits (including incentives under clause 5(7)) due under this Agreement.

(4)
The Board may also suspend all or any of the Executive's duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive. Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company's premises during such suspension) providing that:

(i)
the Board on or before such suspension notifies the Executive in writing of such grounds;

(ii)
during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement; and

(iii)
the Board shall at all times act reasonably in relation to any such suspension and shall conclude the investigation as quickly as reasonably practicable and shall not extend the period of suspension unreasonably.

(5)
The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall require and of which the Executive is aware.

(6)
The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group. The Executive shall also comply with the requirements laid down by all external regulatory bodies.

(7)
The Executive shall allow the Company supervised access on reasonable notice to all or any of the properties in which he resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may consider advisable for the protection of the Executive.

4.     PERFORMANCE OF DUTIES

(1)
During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of his time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of his duties hereunder demands.

(2)
The Executive shall not (unless otherwise agreed by the Company and/or the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)
The Executive shall perform his duties at such offices of the Company in London or at such other locations as may be agreed from time to time as the Company or the Board may from time to time reasonably require.

5.     REMUNERATION

(1)
During the Appointment the Company will pay the Executive an annual salary as separately notified, to accrue from day to day and to be payable by equal monthly installments in arrear to a bank nominated by the Executive. The rate of salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive. The Company reserves the right to withhold or deduct from the Executive's salary any amount owed by the Executive to the Company or any company in the Prudential Group.

(2)
The Executive shall be eligible to receive a pension allowance of 25% of his annual salary, to accrue from day to day and to be payable by equal monthly installments in arrear to a pension arrangement or bank nominated by the Executive and in the case of a pension arrangement agreed by the Company. No further provision for pension will be made.

(3)
The Company will reimburse the Executive for his actual reasonable removal costs incurred in relocating the Executive and his family to London, subject to receipt of appropriate invoices. The Company will also pay reasonable accommodation costs for the Executive and his family at a suitable location for his normal place of work for the period from the date of commencement of his employment under this Agreement until 30th April, 2006.

(4)
Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive's incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) for the first six months of such incapacity. During this period of incapacity, the Company shall only give notice terminating the Appointment on grounds of redundancy, falling within section 139 of the Employment Rights Act 1996 or those circumstances as set out in clause 9(2). Thereafter the Company may at its discretion discontinue the payment of remuneration under this Agreement in which event the rules of the Prudential Staff Long Term Incapacity Scheme as from time to time in force, will apply to the Executive.

(5)
If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company shall (in so far as lawful) be by way of interest free loan repayable to the Company only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security.

(6)
The Executive, his wife and his unmarried children below the age of 18 (or 21 if in full time education) will be eligible free of charge to participate with effect from the Commencement Date until termination of employment in the Prudential Group medical insurance scheme currently established with AXA PPP.

(7)
The Executive is eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the availability of those benefits generally) which currently include:

(a)
the Prudential Restricted Share Plan ("RSP");

(b)
the Prudential Annual Incentive Plan ("AIP");

(c)
any other annual incentive arrangements generally established for senior executives from time to time; and

(d)
the Prudential Savings Related Share Option Scheme, details of which have been supplied to the Executive.

(8)
Participation in the Prudential RSP and Savings Related Share Option Scheme is a matter entirely separate from the Executive's terms and conditions of employment; the Company has no contractual obligation to invite the Executive's participation in any plan cycle; and in particular if the Executive's employment shall terminate for whatever reason (whether lawfully or in breach of contract) he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(9)
The Executive shall be entitled to an interest free season ticket loan.

6.     EXPENSES

(1)
The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all travelling, hotel, entertainment and other out-of-pocket expenses properly incurred by him from time to time in the execution of his duties hereunder in accordance with the relevant rules of the Company for the time being in force.

(2)
The Executive will also be eligible to receive an annual cash car allowance. Such cash allowance will be paid in monthly installments (less such deductions as the Company is required by law to make) at the same time as the Executive's salary, but will not form part of his salary for pensions or other salary related benefits.

(3)
Renewal of the annual cash allowance hereunder is governed by the rules and regulations from time to time established for senior executives of the Prudential Group.

7.     HOLIDAY

  The Executive shall be entitled to such holiday with pay in each calendar year (in addition to statutory holidays) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time.

8.     NON-SOLICITATION

(1)
The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the "Exclusion Period") he shall not whether on his own account or otherwise and whether directly or indirectly:

(a)
solicit, interfere with, endeavour to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)
solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the 12 months before the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)
carry on, set up, be employed, engaged or interested in a business which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of the termination of the Appointment with which the Executive was actively involved during the 12 month period immediately prior to such termination. The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business in any jurisdiction or of any type not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)
The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the period of notice actually served. The amount of time during which, if at all, the Company suspends the Employee under the provision of clause 3(3), shall also reduce the period during which the restrictions referred to in clause 8 shall apply.

(3)
The Executive acknowledges and agrees that:

(a)
each of sub-clauses 8(1)(a), (b) and (c) hereof constitute an entirely separate and independent restriction on him;

(b)
the duration, extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and

  (c)
  if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.     TERMINATION OF EMPLOYMENT

(1)
The Appointment may be terminated by either party by notice given in accordance with clause 2.

(2)
Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive's continuing obligations under clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any of the following circumstances, namely:

(a)
if he is or becomes bankrupt or has a receiving order made against him or compounds with his creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)
if he is guilty of serious misconduct or behaviour such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences) or commits any serious breach of any of his obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise) and such misconduct, behaviour or breach justifies summary dismissal; or

(c)
if he unreasonably refuses to comply with any lawful orders or directions reasonably given to him by the Company or the Board or neglects so to comply with material adverse consequences for the Prudential Group; or

(d)
if he engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)
if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or

(f)
commits any serious or repeated breach of any of his obligations under this Agreement or the Appointment.

(3)
The Executive shall have no claim against the Company for damages or otherwise by reason of such termination. Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)
Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 1981, if at any time during this Agreement the Executive's employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)
The Executive shall promptly deliver to the Company upon the date of termination:

(a)
any credit cards or any property provided by the Company or any other company within the Prudential Group; and

(b)
all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company. The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

(6)
In the event that the Appointment is terminated under this clause or otherwise and the Executive becomes entitled to any compensation in connection with the Appointment or its termination, the Company shall be entitled to pay any such compensation to the Executive over 12 monthly installments payable on the last day of every month, where the amount of each monthly installment shall be equal to A minus B, where A is equal to the total compensation payable to the Executive divided by 12, and B is equal to the total earnings of the Executive (less required deductions for income tax and employees' national insurance contributions) referable to any engagement or employment that the Executive has carried out during that month.

10.   EXECUTIVE'S POSITION AS DIRECTOR

(1)
The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to his duties pursuant to the Appointment. The Executive's salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)
If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the Executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(3)
Upon termination of the Appointment for whatever reason the Executive shall forthwith in writing resign his position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(4)
If the Executive fails to comply with his obligations in sub-clause 10(3) hereof, he hereby irrevocably authorises Prudential to appoint some person in his name and on his behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in sub-clause 10(3) above.

11.   CONFIDENTIAL INFORMATION

(1)
The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of his duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to his knowledge during his employment. For the purposes of this Agreement "Confidential Information" shall mean details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive. The restrictions in this clause shall not apply:

(i)
to any disclosure or use authorised by the Board or required by law or by the Appointment; or

(ii)
so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is ended; or

(iii)
to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

(2)
The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential's premises only to the extent it is strictly necessary for the proper performance of his duties hereunder. The Executive will comply with the Company's standards relating to confidentiality of information in electronic form.

12.   GRATUITIES AND CODES OF CONDUCT

(1)
Without the Company's permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive's duties and in accordance with any directions given by the Company.

(2)
The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of the Stock Exchange and any other relevant regulatory body.

13.   DATA PROTECTION

(1)
The Executive consents to the Company and any company within the Prudential Group processing data relating to him at any time (whether before, during or after the employment) for the following purposes:

(i)
performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(ii)
the legitimate interests of the Company and any company within the Prudential Group including for the purposes of any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

  (iii)
  processing in connection with any corporate transaction in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

  (iv)
  transferring data to countries outside the European Economic Area for any of the purposes referred to in (i), (ii) or (iii) above.

(2)
The Executive explicitly consents to the Company and any company within the Prudential Group processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Appointment) for the following purposes:

(i)
where the sensitive personal data relates to the Executive's health, any processing in connection with the operation of the sickness policy of the Company (or any company within the Prudential Group) or any relevant pension scheme or monitoring absence; and

(ii)
where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the disciplinary purposes of the Company or of any company within the Prudential Group.

14.   ASSIGNMENT

  The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.   STATUTORY REQUIREMENTS

  The Executive shall also be subject to the terms set out in the Schedule attached to this Agreement in connection with the Employment Rights Act 1996.

16.   NOTICES

  Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:

  (a)
  if personally delivered, at the time of delivery;

  (b)
  if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities; and

  (c)
  if sent by fax, at the time of dispatch.

  In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

17.   MISCELLANEOUS

(1)
This Agreement forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)
Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)
The headings shall be disregarded in construing this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

THE SCHEDULE

 In accordance with the Employment Rights Act 1996 the following terms of the Executive's appointment apply on the date of the Agreement as provided therein:

(a)
Remuneration—Clause 5(1)

(b)
Hours of Work—There are no fixed hours of work—Clause 4

(c)
Holidays—Clause 7

(d)
Sickness and Injury—The Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of sub-clause 5(3)

(e)
Pension Arrangements—Clause 5(2)

(f)
Notice—Clause 2(2)

(g)
Job Title—Clause 2(1)

(h)
Grievance Procedure—If the Executive seeks to redress any grievance relating to his employment he should apply in writing to the Chairman of the Prudential Group.

(i)
Disciplinary Procedure—There are no disciplinary rules applicable to senior executives so that any disciplinary action relevant to the Executive will be considered and handled according to the particular circumstances and the Executive's position although the Company intends that it will generally follow the statutory minimum dispute resolution procedures as set out in the Employment Act 2002 (although these procedures are not part of the contract). Should the Executive be dissatisfied with any disciplinary decision he/she should appeal in writing to the Chairman of the Prudential Group.

(j)
Date of Commencement of Employment—The date of commencement of employment (i.e. date of joining Prudential) is the Commencement Date—Clause 1.

(k)
Place of work—Clause 4(3).

(l)
Collective Agreements which directly affect the Executive's terms and conditions—none.

SIGNED by
on behalf of PRUDENTIAL PLC

/s/ David Clementi

In the presence of:

/s/ Roberto Mendoza

Date: 24/03/05

SIGNED as a deed by

MARK EDWARD TUCKER

/s/ Mark Edward Tucker

In the presence of:

/s/ Richard Joyce

Date: 24/03/05

SIGNED by

on behalf of PRUDENTIAL SERVICES LIMITED

/s/ Jane Kibbey

In the presence of:

/s/ Roberto Mendoza

Date: 24/03/05

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  Exhibit 4.2